Exhibit 3.2
ARTICLES OF AMENDMENT
Aegis Products, Inc.

At the organization meeting of the Board of Directors held on December 1, 2006 the following amendments to the Articles of Incorporation were adopted:

Article One
Article one is amended to read:

The name of this corporation is     Biofuels Power Corporation.

Article Four

Article four is amended to read:

The aggregate number of shares which the corporation has authority to issue is fifty million (50,000,000) shares with a par value of one cent ($0.01) each.

Article Seven

Article seven is amended to read:

The number of directors constituting the board of directors is three and the names and addresses of the people who are to serve as directors until the next annual meeting of the shareholders or until his successor is elected and qualified is:

Steven S. McGuire
9390 Forest Lane
Conroe, TX 77385

Frederick O’Connor
9390 Forest Lane
Conroe, TX 77385

Kenneth Crimmins
9390 Forest Lane
Conroe, TX 77385

These actions are approved by the Board following a shareholder vote authorizing the name change dated November 27, 2006.  Out of a total of 14,374,378 outstanding and entitled to vote shares, 10,917,305 shares voted for the name change, no share voted against and no share vote abstained.  With respect to the increase in authorized shares, 10,892,305 shares voted for the increase in authorized shares, no shares were voted against and 25,000 shares abstained.  With respect to the board of directors, 10,917,305 shares voted for the board and no share voted against nor abstained.

                  /s/ STEVEN S. McGUIRE
                Steven S. McGuire, Chairman

THE STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, the undersigned Notary Public in and for the State of Texas, on this day personally appeared STEVEN S. MCGUIRE known to me to be the person whose name is subscribed to the foregoing document, and being by me first duly sworn, declared that the statements therein contained are true and correct.

GIVEN UNDER my hand and seal of office this the 4th day of December, 2006.

  /s/ KRISTI BOMAR
NOTARY PUBLIC - STATE OF TEXAS
MY COMMISSION EXPIRES:
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